Exhibit 4.2

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (“Agreement”) is entered into as of June 30, 2014, by and among Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Company”), the persons signatories hereto opposite the “Common Holders” and “Additional Common Holders” headings on such signature pages (each, a “Common Holder” and collectively, the “Common Holders”), and the persons and entities listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

Background:

WHEREAS, the Investors are receiving shares of the Company’s Series A-1 Convertible Preferred Stock, par value $0.0001 per share (“Series A-1 Convertible Preferred Stock”), Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Convertible Preferred Stock”, and together with the Series A-1 Convertible Preferred Stock, the “Series A Preferred Stock”), and Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Preferred Stock”), and the Common Holders are receiving shares of the Company’s Common Stock, in exchange for equivalent shares of capital stock in CareKinesis, Inc. (“CareKinesis”) pursuant to an Agreement and Plan of Merger of even date herewith (the “Merger”);

WHEREAS, CareKinesis and the Investors and the Common Holders have entered into that certain Amended and Restated Stockholders Agreement, dated June 28, 2013 (the “Prior Agreement”); and

WHEREAS, the parties hereto desire to enter into this Agreement to reflect the exchange of exchange of shares pursuant to the Merger, which Agreement shall supersede and replace the Prior Agreement in its entirety, and which Prior Agreement shall hereafter be null and void

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.

1.1                               “Common Stock” shall mean the Voting Common Stock and Non-Voting Common Stock, together.

1.2                               “Holder” shall mean each Common Holder and each Investor and “Holders” shall mean, collectively, the Common Holders and the Investors.

1.3                               “Investor Shares” shall mean Shares of Preferred Stock now owned or hereafter acquired by the Investors and Shares of Common Stock issued upon the conversion thereof.

1.4                               “Non-Voting Common Stock” shall mean the Company’s Class A Non-Voting Common Stock, par value $0.0001 per share.

1.5                               “Series B Investor” shall mean any Investor who at the time holds shares of Series B Preferred Stock or Common Stock issued upon conversion thereof.

1.6                               “Shares” shall mean shares of Common Stock, Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock and Series B Preferred Stock, and any securities convertible or exercisable into such shares.

1.7                               “Transfer” shall mean any direct or indirect sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer pursuant to the laws of descent and distribution, or any other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law.

1.8                               “Voting Common Stock” shall mean the Company’s Class B Voting Common Stock, par value $0.0001 per share.

1.9                               “Preferred Stock” shall mean the Company’s Series A Preferred Stock and Series B Preferred Stock.

2.                                      Transfers.

2.1                               Prohibited Transfers.  Subject to Section 2.2, no Holder shall Transfer any Shares owned by such Holder without first complying with all applicable federal and state securities laws and the other terms of this Agreement.  Any Transfer or attempted Transfer in violation of this Agreement shall not be recognized by the Company in any way and shall be void and of no force or effect whatsoever.

2.2                               Permitted Transfers.

(a)                                             Except as set forth in Section 3.5 (i) the rights of first refusal and co-sale set forth in Section 3 of this Agreement shall not apply to any Permitted Transfer of Shares by a Holder, and (ii) the rights of co-sale set forth in Section 3 of this Agreement shall not apply to any Transfer of Investor Shares by an Investor.

(b)                                             “Permitted Transfer” means: (i) any Transfer of Shares by any Holder (whether a Common Holder or an Investor) to (A) the spouse, children, spouse’s children, parents or siblings of such Holder (collectively, “Family Members”), (B) the estate of such Holder, (C) any trust solely for the benefit of such Holder and/or any Family Member(s) and of which such Holder and/or any such Family Member(s) is the trustee or are the trustees, or for which another party serves as a trustee and such party agrees to be bound by this Agreement (“Family Trust”), (D) any partnership, corporation or limited liability company which is wholly owned and controlled by such Holder and/or any such Family Member(s) (“Family Wealth Planning Entity”) or (E) any Transfer that is otherwise approved by the Board of Directors of the Company, including the Series A Preferred Directors and the Series B Preferred Director (all collectively, the “Preferred Directors”); provided that any change in the beneficiaries of a Family Trust or the equityholders of a Family Wealth Planning Entity that results in such Family Trust not being solely for the benefit of a Holder and/or the Family Members of such Holder or the Family Wealth Planning Entity not being wholly owned and controlled by such Holder and/or the Family Members of such Holder shall be a Transfer of Shares not permitted by this Section 2.2(b); (ii) any Transfer of Shares by any Investor to (1) any subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or other Affiliate of such Investor, or (2) any other funds managed by the same investment manager of an Investor or any other affiliate of an Investor (collectively with such parties described in the immediately preceding Subsection 2.2(b)(ii)(1), the “Investor Affiliates”); and (iii) any Transfer of Shares to any other third party by any Series B Investor.

2.3                               Public Offering.  The provisions of Section 3 shall not apply to the sale of Shares by a Holder in a firm commitment underwritten public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

3.                                      Transfers by a Holder.

3.1                               Notice of Transfer.  Subject to Section 2.2, if a Holder proposes to Transfer any Shares (the “Transferring Holder”), then the Transferring Holder shall promptly give written notice (the “Transfer Notice”) of such proposed Transfer simultaneously to the Company and to each Investor.  The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number and class of Shares to be transferred (the “Transfer Shares”), the nature of such Transfer, the cash consideration to be paid per share (or, in the event that the consideration is other than cash, the value of the consideration shall be determined in good faith by the Board of Directors of the Company, including the Preferred Directors) (the “Purchase Price Per Share”), and the name and address of each prospective purchaser or transferee (each, a “Proposed Transferee”).  The Transferring Holder shall enclose with the Transfer Notice a copy of a written offer, letter of intent or other written document signed by the Proposed Transferee(s) setting forth the proposed terms and conditions of the Transfer.

3.2                               Company Right of First Refusal.  For a period of 20 days following the date (the “Transfer Notice Date”) on which the Transfer Notice is given by the Transferring Holder (the “Company Acceptance Period”), the Company shall have the right to purchase all or any portion of the Transfer Shares on the same terms and conditions as set forth in the Transfer Notice.  If the Company wishes to exercise its right to purchase all or any portion of the Transfer Shares, it shall give written notice (the “Company Notice”) to the Transferring Holder no later than the expiration of the Company Acceptance Period.  The Company Notice shall state that the Company wishes to purchase all of the Transfer Shares or, if the Company wishes to purchase less than all of the Transfer Shares, the number of Transfer Shares the Company wishes to purchase.  If the Company wishes to purchase all of the Transfer Shares, the Company shall specify in the Company Notice a date of closing, which date shall not be earlier than 10 days and not later than 20 days following the date on which the Company Notice is given.  At the closing, the Company shall pay the total purchase price of the Transfer Shares (which shall be equal to the product of (a) the number of Transfer Shares and (b) the Purchase Price Per Share), and at the option of the Company, paid by (i) wire transfer of immediately available funds to an account designated by the Transferring Holder, (ii) cancellation of all or a portion of any outstanding indebtedness of the Transferring Holder to the Company, or (iii) any combination of the foregoing, against delivery of a certificate or certificates representing the Transfer Shares, each certificate to be properly endorsed for transfer or accompanied by duly executed stock powers.  The Company may request waivers of any liens, evidence of good title to the Transfer Shares and such other documents and agreements as it may reasonably deem necessary in connection with the Transfer.  If the Company desires to purchase less than all of the Transfer Shares, the remaining Transfer Shares shall be subject to the Investors’ rights set forth under Section 3.3 and Section 3.4 below.  The Transferring Holder shall not be entitled to vote, either as a stockholder or director, in connection with the decision of the Company whether to exercise its option to purchase the Transfer Shares, provided, that if the vote of the Transferring Holder is required for valid corporate action, the Transferring Holder shall vote in accordance with the decision of the majority of the other directors or the stockholders holding a majority of the voting power of the Shares, as the case may be.

3.3                               Investor Right of First Refusal.

(a)                                             If (i) the Company does not give the Company Notice within the Company Acceptance Period or (ii) the Company gives the Company Notice within the Company Acceptance Period but the Company Notice provides that the Company wishes to purchase less than all of the Transfer Shares, the Transferring Holder shall, promptly following expiration of the Company Acceptance Period, give written notice (the “Second Notice”) to each Investor.  The Second Notice shall set forth the number of Transfer Shares that the Company has not elected to purchase (the “Remainder Shares”) and shall include the terms required in a Transfer Notice as set forth in Section 3.1.  For a period of 20 days following receipt of the Second Notice (the “Investor Acceptance Period”), each Investor shall have the right to purchase Remainder Shares on the same terms and conditions as set forth in the Second Notice as more fully described herein.  If an Investor wishes to exercise its right to purchase all or any portion of the Remainder Shares, it shall give written notice (the “Investor Notice”) to the Transferring Holder, with a copy to the Company, no later than the expiration of the Investor Acceptance Period, stating the maximum number of Remainder Shares it is willing to purchase.

(b)                                             The Remainder Shares shall be allocated among each Investor delivering an Investor Notice in an amount equal to the product obtained by multiplying the number of Remainder Shares by a fraction, the numerator of which is the number of Shares on an as-converted to Common Stock basis owned on the Transfer Notice Date by each Investor delivering an Investor Notice and the denominator of which is the total number of Shares on an as-converted to Common Stock basis owned on the Transfer Date by all of the Investors delivering an Investor Notice, with such allocation being repeated in respect of any remaining Remainder Shares until either all Investors have been allocated the maximum number of Shares which they have stated they are willing to purchase pursuant to their respective Investor Notices, or until all Remainder Shares have been so allocated among them.  Notwithstanding the foregoing, the Investors shall be entitled to allocate such Remainder Shares in any other manner as may be agreeable to them; provided that no Investor shall be allocated fewer Remainder Shares than such Investor would be entitled to purchase by operation of the preceding sentence unless such Investor has consented thereto in writing.

(c)                                              If the Investors elect to purchase any or all of the Remainder Shares, the Holder shall, promptly following the expiration of the Investor Acceptance Period, give written notice (the “Closing Notice”) to the Company and each Investor who has elected to purchase Remainder Shares (such Investors, together with the Company (to the extent that the Company exercised its right pursuant to Section 2.2 to purchase a portion of the Transfer Shares), the “Purchasers”).  The Closing Notice shall set forth (i) a date of closing, which date shall not be earlier than 10 days and not later than 20 days following the date on which the Closing Notice is given, (ii) the number of Transfer Shares to be purchased by each Purchaser, and (iii) the total purchase price payable by each Purchaser (which, with respect to each Purchaser, shall be equal to product of the number of Transfer Shares that such Purchaser has elected to purchase and the Purchase Price Per Share).  At the closing, each Purchaser shall purchase the Transfer Shares that such Purchaser has elected to purchase by, at the option of such Purchaser, (i) wire transfer of immediately available funds to an account designated by the Transferring Holder, (ii) cancellation of all or a portion of any outstanding indebtedness of the Transferring Holder to such Purchaser, or (iii) any combination of the foregoing, against delivery of a certificate or certificates representing the Transfer Shares, each certificate to be properly endorsed for transfer or accompanied by duly executed stock powers; provided, however, no Purchaser shall have any liability to purchase or pay for more than the number of Transfer Shares it has elected to purchase pursuant to Section 3.3.  The Purchasers may request waivers of any liens, evidence of good title to the Shares, and such other documents and agreements as they may reasonably deem necessary in connection with the Transfer.

(d)                                             Any Investor may transfer its rights set forth in this Section 3.3 to one or more Investor Affiliates, irrespective of whether an Investor Affiliate is also an Investor at or prior to such time, provided that such Investor Affiliate, and its exercise of such rights under this Section 3.3, otherwise comply with the terms of this Agreement.

3.4                               Right of Co-Sale.

(a)                                             If the Company and/or the Investors do not purchase all of the Transfer Shares pursuant to the rights contained in Section 3.2 and Section 3.3, and the Transferring Holder is a Common Holder, the additional restrictions contained in this Section 3.4 shall apply with respect to the Transfer

Shares.  Promptly following the expiration of the Investor Acceptance Period, the Transferring Holder shall deliver to each Investor who did not purchase any Transfer Shares pursuant to Section 3.3, with a copy to the Company, a written notice (the “Co-Sale Notice”) that each such Investor shall have the right (the “Co-Sale Right”), in accordance with the terms and conditions set forth in this Section 3.4, to participate with the Transferring Holder in the Transfer of the Transfer Shares not purchased by the Company and/or the Investors pursuant to Section 3.2 and Section 3.3 (the “Available Shares”) on the terms and conditions, other than the Purchase Price Per Share, set forth in the Transfer Notice described in Section 3.1, and at a purchase price per share calculated pursuant to Section 3.4(e).  The Co-Sale Notice shall set forth the date of closing of the proposed sale of the Available Shares by the Transferring Holder to the Proposed Transferee, which date shall not be earlier than 10 days and not later than 20 days following the date on which the Co-Sale Notice is given.  To the extent one or more of the Investors exercise their Co-Sale Right, the number of Available Shares that the Transferring Holder may sell to the Proposed Transferee shall be correspondingly reduced.

(b)                                             If an Investor wishes to exercise its Co-Sale Right, such Investor shall give written notice (the “Inclusion Notice”) to the Transferring Holder, with a copy to the Company, within five days after the Co-Sale Notice is given (the “Co-Sale Election Period”).  The Inclusion Notice shall indicate the number of Shares such Investor wishes to sell under its Co-Sale Right.  The maximum number of Shares that each Investor may sell under its Co-Sale Right shall be equal to the product obtained by multiplying (i) the aggregate number of Available Shares by (ii) a fraction, the numerator of which is the number of Shares owned by such Investor on an as-converted to Common Stock basis on the Transfer Notice Date and the denominator of which is the total number of Shares owned by the Transferring Holder and all Investors then exercising their Co-Sale Rights on an as-converted to Common Stock basis on the Transfer Notice Date (such shares with respect to each Investor, the “Co-Sale Right Shares”).  Any Investor who delivers an Inclusion Notice to the Transferring Holder, with a copy to the Company, within the Co-Sale Election Period is referred to hereinafter as a “Co-Sale Participant.”

(c)                                              At the closing of the sale to the Proposed Transferee of (i) the Available Shares, less any Co-Sale Right Shares to be included in such sale, by the Transferring Holder (the “Transferring Holder Co-Sale Shares”) and (ii) the Co-Sale Rights Shares to be sold pursuant to the terms hereof, each Co-Sale Participant shall deliver to the Proposed Transferee one or more certificates, properly endorsed for transfer or accompanied by duly executed stock powers, which represent:

(i)                                     the type and number of Co-Sale Right Shares which such Co-Sale Participant elects to sell; or

(ii)                                  that number of Co-Sale Right Shares that are at such time convertible into the number and class of shares of Common Stock that such Co-Sale Participant elects to sell; provided, however, that if the Proposed Transferee objects to the delivery of such Shares in lieu of shares of Common Stock, such Co-Sale Participant shall convert such Shares into Voting Common Stock and deliver shares of Voting Common Stock as provided in this Section 3.4(c).  The Company agrees to make any such conversion concurrent with the actual Transfer of such Co-Sale Right Shares to the Proposed Transferee and contingent on such Transfer, and in the event the Company notifies the Co-Sale Participant in writing that the Company requests the Co-Sale Participant to execute and deliver a formal written request for such conversion, in such reasonable form as provided by the Company, the Co-Sale Participant shall timely execute and deliver the same to the Company.

(d)                                             With respect to any Transfer by a Transferring Holder of Non-Voting Common Stock as to which a Co-Sale Participant elects to sell Shares pursuant to the terms of this Section 3.4, the Proposed Transferee shall be required to accept shares of Voting Common Stock in lieu of Non-Voting Common Stock to the extent that Non-Voting Common Stock is not owned by the Co-Sale Participant.

(e)                                              Upon receipt of the certificate or certificates representing such Co-Sale Right Shares as provided above and concurrently with the purchase of Available Shares from the Transferring Holder, the Proposed Transferee shall remit to the Transferring Holder and each Co-Sale Participant, by wire transfer of immediately available funds, the aggregate purchase price of such seller’s Transferring Holder Co-Sale Shares or Co-Sale Right Shares, as applicable, to be sold to the Proposed Transferee, which purchase price shall in each case be equal to, subject to Section 3.9, the product of (i) such number of Transferring Holder Co-Sale Shares or Co-Sale Right Shares, in each case on an as converted to Common Stock basis, and (ii) the Purchase Price Per Share.  To the extent that any Proposed Transferee refuses to purchase Co-Sale Right Shares from a Co-Sale Participant, the Transferring Holder shall not sell to such Proposed Transferee any Available Shares unless and until, simultaneously with such sale, such Transferring Holder purchases the Co-Sale Right Shares from the Co-Sale Participant on the same terms and conditions specified in the Transfer Notice.

(f)                                               In the event that no Investor exercises its Co-Sale Right, then the Transferring Holder may Transfer all of the Available Shares to the Proposed Transferee on the terms and conditions set forth in the Transfer Notice; provided, that such Transfer shall be completed not later than 90 days after the date that the Transfer Notice is given.  Any proposed Transfer on terms and conditions more favorable to the Proposed Transferee than those described in the Transfer Notice or after such 90-day period referred to in the immediately preceding sentence shall again be subject to the rights of first refusal and co-sale described in this Section 3 and shall require compliance by a Transferring Holder with the applicable procedures described in Section 3.1 through Section 3.4.

(g)                                              Put Right.  If a Transferring Holder Transfers any Shares in contravention of the Co-Sale Right under this Agreement (a “Prohibited Transfer”), or if the Proposed Transferee of Available Shares desires to purchase a class, series or type of stock offered by Transferring Holder but not held by a Co-Sale Participant, or the Proposed Transferee is unwilling to purchase any securities from the Co-Sale Participant, such Co-Sale Participant may, by delivery of written notice to such Transferring Holder (a “Put Notice”) within ten (10) days after the later of (i) the closing of the sale to the Proposed Transferee and (ii) the date on which such Co-Sale Participant becomes aware of the Prohibited Transfer or the terms thereof, require such Proposed Transferee to purchase from such Co-Sale Participant that number of Shares (subject to Section 3.4(g)(ii)) that is equal to the number of Co-Sale Right Shares such Co-Sale Participant would have been entitled to Transfer to the Proposed Transferee (the “Put Shares”). Such sale shall be made on the following terms and conditions:

(i)                                     The price per share at which the Put Shares are to be sold to the Transferring Holder shall be equal to the price per share that the Co-Sale Participant would have received if such Co-Sale Participant had sold such Put Shares at the closing of the sale to the Proposed Transferee. Such purchase price of the Put Shares shall be paid in cash or such other consideration as the Proposed Transferee received in the Prohibited Transfer. Seller shall also reimburse the Co-Sale Participant for any and all fees and expenses, including, but not limited to, legal fees and expenses, incurred pursuant to the exercise or attempted exercise of such Co-Sale Participant’s Co-Sale Right pursuant to Sections 3.4(a) through (f), inclusive, or in the exercise of its rights under this Section 3.4(g) with respect to the Put Shares.

(ii)                                  The Put Shares to be sold to the Proposed Transferee shall be of the same class or type as Transferred in the Prohibited Transfer if such Co-Sale Participant then owns securities of such class or type. If such Co-Sale Participant does not own any of such class or type, the Put Shares shall be shares of Common Stock (or Preferred Stock convertible into Common Stock at the option of the holder thereof).

(iii)                               The closing of such sale to the Transferring Holder will occur within ten (10) days after the date of such Co-Sale Participant’s Put Notice to such Transferring Holder. At such closing, the Co-Sale Participant shall deliver to the Transferring Holder the certificate or certificates representing the Put Shares to be sold, each certificate to be properly endorsed for transfer, and immediately upon receipt thereof, such Transferring Holder shall pay the aggregate purchase price therefor, and the amount of reimbursable fees and expenses, as specified in Section 3.4(g)(i).

3.5                               Right of Co-Sale as to Series B Preferred Stock.  Notwithstanding anything herein to the contrary, in the event of a proposed Transfer of shares of Series B Preferred Stock other than a Permitted Transfer described under Sections 2.2(b)(i) and 2.2(b)(ii) (a “Series B Transfer”), the other holders of shares of Series B Preferred Stock, or Common Stock issued upon the conversion thereof, shall have a Co-Sale Right in such instance and the ability to participate in such Series B Transfer on the terms and conditions contained in Section 3.4 as if such terms and conditions were incorporated into this Section 3.5 and made applicable to a Series B Transfer for holders of shares of Series B Preferred stock or Common Stock issued upon conversion thereof, except that each such participating holder’s number of Co-Sale Right Shares thereunder shall be equal to the product of (i) the number of shares of Series B Preferred Stock proposed to be sold in the Series B Transfer by the initiating transferee, and (ii) a fraction, the numerator of which is the number of shares of Series B Preferred Stock, and Common Stock issued upon the conversion thereof, owned by such participating holder at such time, and the denominator of which is the total number of shares of Series B Preferred Stock, and Common Stock issued upon the conversion thereof, owned by the initiating transferee and all other participating holders exercising their Co-Sale Right.

3.6                               Joinder.  No Transfer of Shares (including Permitted Transfers) shall be effective unless, contemporaneously with such Transfer, the proposed transferee executes and delivers a counterpart to this Agreement to the Company, thereby agreeing to be bound all the terms and conditions of this Agreement as (i) an Investor hereunder, in the event the proposed transferee is transferred Shares from an Investor in such Transfer and is not otherwise a party to this Agreement as a Common Holder at such time, or (ii) a Common Holder hereunder, in the event the proposed transferee is transferred Shares from an Common Holder or Investor in such Transfer and is not otherwise a party to this Agreement as an Investor at such time.  Upon satisfaction of the immediately foregoing condition, the proposed transferee shall be deemed an “Investor” or “Common Holder”, as applicable, hereunder.

3.7                               No Adverse Effect.  The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more Transfers of Shares made by a Common Holder shall not adversely affect the Investors’ rights to participate in any subsequent Transfers.

3.8                               Exclusion from Right of First Refusal.  The Company’s and Investor’s rights of first refusal pursuant to Section 3.2 and Section 3.3 hereof shall not apply with respect to any Shares sold, and to be sold, by an Investor pursuant to the Investor’s Co-Sale Right under Section 3.4.

3.9                               Allocation of Consideration.  Notwithstanding anything else to the contrary in this Section 3,  in the event that a Transfer constitutes a Change of Control Transaction (as defined in Company’s Certificate of Incorporation (the “Certificate”)), the terms of the purchase and sale agreement for such Transfer (the “Purchase and Sale Agreement”) shall provide that the aggregate consideration from such Transfer shall be allocated to the Transferring Holder(s) and the Co-Sale Participants in accordance with Section 2 of Article IV(B) of the Certificate, including without limitation with respect to any consideration placed in an escrow or otherwise subject to contingencies, as if (A) such Transfer were a Liquidation Event (as defined in the Certificate) and (B) the Shares sold in accordance with the Purchase and Sale Agreement were the only capital stock of the Company issued and outstanding.

4.                                      Board of Directors.

4.1                               Agreement to Vote.  Each Holder shall vote or cause to be voted all Shares and other voting securities of the Company, now or hereinafter owned by such Holder, beneficially or otherwise, or as to which such Holder has voting control, and take all other actions necessary and within such Holder’s control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of a written consent), and the Company shall take all actions within its control (including, without limitation, calling special board meetings and stockholder meetings), in each case in accordance with this Section 4 and to ensure the terms of this Section 4 are complied with.

4.2                               Number of Directors.  For as long as shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, each Holder agrees to vote all Shares beneficially owned by such Holder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) to ensure that the total number of authorized directors of the Company shall be set and remain at seven directors.

4.3                               Election of Directors.  In any and all elections of directors of the Company, each Holder shall vote or cause to be voted all Shares owned by such Holder or over which such Holder has voting control, and take all other actions necessary and within such Holder’s reasonable control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of a written consent), and the Company shall take all actions within its reasonable control (including, without limitation, calling special board meetings and stockholder meetings or soliciting written consents from such parties) so that the following provisions regarding the election of directors shall be effected, beginning as of the date hereof:

(a)                                             At each election of directors in which the holders of the Series B Preferred Stock, voting together as a separate class, are entitled to elect a director (the “Series B Preferred Director”), as long as Radius Venture Partners III, L.P. (“Radius”) owns any shares of Series B Preferred Stock, each Holder shall vote or otherwise act to elect one individual nominated by Radius (the “Radius Nominee”); the initial Radius Nominee shall be Daniel C. Lubin.

(b)                                             At each election of directors in which the holders of the Series A Convertible Preferred Stock and Series A-1 Preferred Stock, voting together as a separate class, are entitled to elect directors (the “Series A Preferred Directors”), as long as Emerald Stage2 Ventures, L.P. (“Emerald”) owns any shares of Series A Convertible Preferred Stock or Series A-1 Preferred Stock, each Holder shall vote or otherwise act to elect one individual nominated by Emerald (the “Emerald Nominee”) and, as long as Originate Growth Fund #1 Q, L.P. and/or Originate Growth Fund #1 A, L.P. (together, “Originate”) own(s) any shares of Series A Convertible Preferred Stock or Series A-1 Preferred Stock, each Holder shall vote or otherwise act to elect one individual nominated by Originate (the “Originate Nominee”); the initial Emerald Nominee shall be Bruce Luehrs and the initial Originate Nominee shall be Glen Bressner;

(c)                                              At each election of directors in which the holders of Voting Common Stock, voting as a separate class, are entitled to elect directors, each Holder shall vote or otherwise act to elect two individuals nominated by the holders of at least a majority of the voting power of the Voting Common Stock, voting as a separate class (excluding any Voting Common Stock issued upon conversion of Preferred Stock) (the “Common Directors”); the initial Common Directors shall be Calvin H. Knowlton and Orsula Knowlton; and

(d)                                             At each election of directors in which the holders of Voting Common Stock, voting as a separate class, are entitled to elect directors, each Holder shall vote or otherwise act to elect two individuals nominated by the holders of at least a majority of the voting power of the Voting

Common Stock, voting as a separate class (excluding any Voting Common Stock issued upon conversion of Preferred Stock) who are not otherwise an Affiliate (defined below) of the Company or of any Holder and who is reasonably acceptable to the Preferred Directors currently in office (the “Independent Directors”); the initial Independent Directors shall be Gordon Tunstall and Al Zezulinski.

(e)                                              For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

4.4                               Removal of Directors; Vacancies.

(a)                                             Removal.

(i)                         Any Series B Preferred Director shall be removed from the Board of Directors (with or without cause) only upon the request of the holders of at least a majority of the voting power of the Series B Preferred Stock, voting together as a separate class; provided that, the removal of the Radius Nominee shall be effected only at the request of Radius for as long as Radius has the right to nominate the Radius Nominee.

(ii)                      Any Series A Preferred Director shall be removed from the Board of Directors (with or without cause) only upon at the request of the holders of at least a majority of the voting power of the Series A Preferred Stock on an as converted to Common Stock basis; provided that, the removal of the Emerald Nominee shall be effected only at the request of Emerald for as long as Emerald has the right to nominate the Emerald Nominee and the removal of the Originate Nominee shall be effected only at the written request of Originate for as long as Originate has the right to nominate the Originate Nominee.

(iii)                   Any Common Director or Independent Director shall be removed from the Board of Directors (with or without cause) only upon the request of the holders of a majority of the voting power of the Voting Common Stock, voting as a separate class (including any Voting Common Stock outstanding having been issued upon a conversion of shares of Preferred Stock, but excluding any Voting Common Stock issuable upon a conversion of shares of Preferred Stock but not then outstanding).

(b)                                             Vacancies.  In the event that any Preferred Director for any reason ceases to serve as a member of the Board of Directors during such individual’s term of office, including without limitation, by reason of such director’s resignation, death, removal or disqualification, the resulting vacancy on the Board of Directors shall be filled by a representative nominated by the Investor(s) who have the right to nominate the Preferred Director pursuant to this Section 4.  In the event that any Common Director for any reason ceases to serve as a member of the Board of Directors during such individual’s term of office, including without limitation, by reason of such director’s resignation, death, removal or disqualification, the resulting vacancy on the Board of Directors shall be filled by an individual nominated by the holders of a majority of the voting power of the Voting Common Stock, voting as a separate class (including any Voting Common Stock outstanding having been issued upon a conversion of shares of Preferred Stock, but excluding any Voting Common Stock issuable upon a conversion of shares of Preferred Stock but not then outstanding) pursuant to this Section 4.  In the event that any Independent Director for any reason ceases to serve as a member of the Board of Directors during such individual’s term of office, including without limitation, by reason of such director’s resignation, death, removal or disqualification, the resulting vacancy on the Board of Directors shall be filled by an individual nominated by the holders of a majority of the voting power of the Voting Common Stock, voting as a separate class (including any Voting Common Stock outstanding having been issued upon a conversion of shares of Preferred Stock, but excluding any Voting Common Stock issuable upon a conversion of shares of Preferred Stock but not then outstanding), and pursuant to this Section 4.

4.5                               Proxy; Attorney-in-Fact.  As security for the performance of each Holder’s obligations pursuant to Section 4, each Holder hereby grants to the Board of Directors of the Company, with full power of substitution and resubstitution, an irrevocable proxy to vote all Shares, at all meetings of the shareholders of the Company held or taken after the date of this Agreement with respect to an Approved Sale, or to execute any written consent in lieu thereof, and hereby irrevocably appoints the Board of Directors, with full power of substitution and resubstitution, as the Holder’s attorney-in-fact with authority to sign any documents with respect to any such vote or any actions by written consent of the shareholders taken after the date of this Agreement.  Such foregoing proxy shall be exercisable on behalf of a Holder if and only if such Holder fails to vote such Holder’s Shares or other Company voting securities in accordance with the terms hereof within 5 days of the Company’s or any other party’s written request for such Holder’s vote, consent or signature.  Such proxy shall be deemed to be coupled with an interest and shall be irrevocable. This proxy shall terminate upon the termination of this Agreement pursuant to Section 8 unless earlier removed pursuant to Section 10.2.

4.6                               Board Observer.  For so long as any shares of Series B Preferred Stock are outstanding, the holders of at least a majority of the voting power of the Series B Preferred Stock shall also be entitled to appoint one non-voting observer of the Board of Directors at each meeting (the “Series B Observer”).  The Series B Observer shall be sent notice of the time and place of each meeting of the Board of Directors of the Company or any subsidiary of the Company or any audit, compensation or executive committee thereof in the same manner and at the same time as notice is sent to members of the relevant board and any such committees thereof and shall be sent copies of all notices, reports, minutes, consents and other documents (including all monthly, quarterly and annual financial statements) at the time and in the manner as they are provided to the other members of the relevant board and/or any audit, compensation or executive committees thereof.  Notwithstanding the foregoing, the Series B Observer may be excluded from any meeting (or portion thereof) of the Board of Directors or any audit, compensation or executive committees thereof and materials provided to the participants in such meetings may be withheld from the Series B Observer or redacted before being provided to the Series B Observer if:  (a) the reason for such exclusion, withholding or redaction is primarily (i) to preserve an attorney-client privilege available to the Company that would be lost absent such exclusion, withholding or redaction, (ii) to prevent the disclosure of a trade secret or (iii) that the Series B Observer represents a competitor of the Company, in each case as is determined in good faith by such board or committee thereof.  The Series B Observer agrees to hold in confidence and trust and to act in a fiduciary duty with respect to all information provided to it pursuant to its rights under this Agreement or in its capacity as a Series B Observer.

5.                                      Sale of the Company.

5.1                               Approved Sale.  In the event of an Approved Sale (as defined below), each Holder agrees (a) to vote all Shares at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) in favor of such Approved Sale, and to raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (b) to waive any and all dissenters’, appraisal or similar rights with respect to such Approved Sale, and (c) if the Approved Sale is structured as a sale of equity securities by the stockholders of the Company, to sell the Shares then owned by such Holder on the terms and conditions of such Approved Sale.  “Approved Sale” means a transaction or series of transactions that constitutes a Change of Control Transaction (as defined in the Certificate) (a “Sale Transaction”), and which, in each case, has been approved by (x) the Board of Directors of the

Company, including the Preferred Directors, and (y) the holders of at least 67% of the issued and outstanding shares of Series A Preferred Stock, voting together as a separate class (the “Requisite Series A Investors”), on an as-converted to Common Stock basis, and the holders of at least a majority of the issued and outstanding shares of Series B Preferred Stock, voting together as a separate class (the “Requisite Series B Investors,” and together with the Requisite Series A Investors, collectively, the “Requisite Investors”) and (z) the holders of at least a majority of the issued and outstanding Voting Common Stock (including any Voting Common Stock outstanding having been issued upon a conversion of shares of Preferred Stock, but excluding any Voting Common Stock issuable upon a conversion of shares of Preferred Stock but not then outstanding)((y) and (z) together, the “Approving Stockholders”).  Each Holder shall take all necessary and desirable actions in connection with the consummation of the Sale Transaction, including, without limitation, entering into an agreement reflecting the terms of the Approved Sale, surrendering stock certificates, giving customary and reasonable representations and warranties, and executing and delivering customary certificates or other documents.

5.2                               Proxy; Attorney-in-Fact.  As security for the performance of each Holder’s obligations pursuant to Section 5.1, each Holder hereby grants to the Board of Directors of the Company, with full power of substitution and resubstitution, an irrevocable proxy to vote all Shares, at all meetings of the shareholders of the Company held or taken after the date of this Agreement with respect to an Approved Sale, or to execute any written consent in lieu thereof, and hereby irrevocably appoints the Board of Directors, with full power of substitution and resubstitution, as the Holder’s attorney-in-fact with authority to sign any documents with respect to any such vote or any actions by written consent of the shareholders taken after the date of this Agreement.  Such foregoing proxy shall be exercisable on behalf of a Holder if and only if such Holder fails to vote such Holder’s Shares or other Company voting securities in accordance with the terms hereof within 5 days of the Company’s or any other party’s written request for such Holder’s vote, consent or signature.  Such proxy shall be deemed to be coupled with an interest and shall be irrevocable. This proxy shall terminate upon the termination of this Agreement pursuant to Section 8 unless earlier removed pursuant to Section 10.2.

5.3                               Procedure.  In the event of an Approved Sale, the Company shall give written notice to each Holder (the “Approved Sale Notice”).  The Approved Sale Notice shall set forth (a) the name and address of the proposed acquirer in the Approved Sale (the “Proposed Acquirer”), (b) the terms and conditions of the Approved Sale, including the price and consideration to be paid by the Proposed Acquirer and the terms and conditions of payment, and (c) any other material facts relating to the Approved Sale, and (iv) the date and location of the closing of the Approved Sale.  Subject to the conditions and limitations set forth in Section 5.4, each Holder will take all actions deemed necessary or appropriate by the Board of Directors, including the Preferred Directors, and the Approving Stockholders in connection with the Approved Sale.

5.4                               Conditions and Limitations. The obligations of each Holder under this Section 5 are subject to the following conditions and limitations:

(a)                                             any representations and warranties to be made by such Holder in connection with the Approved Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, free of liens, claims and encumbrances;

(b)                                             the Holder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Approved Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)                                              the liability for indemnification, if any, of such Holder in the Approved Sale and for the inaccuracy of any representations and warranties made by the Company or its Holders in connection with such Approved Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration actually paid to such Holder in connection with such Approved Sale;

(d)                                             liability shall be limited to such Holder’s applicable share (determined based on the respective proceeds payable to each Holder in connection with such Approved Sale in accordance with the provisions of the Certificate) of a negotiated aggregate indemnification amount that applies equally to all Holders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Approved Sale, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder; and

(e)                                              upon the consummation of the Approved Sale, (i) each holder of each class or series of the Company’s capital stock will either receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock or, if any holders of any class or series of capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Approved Sale, all holders of such class or series of capital stock will be given the same option; provided, however, that nothing in this Section 5.4(e)(i) shall entitle any Holder to receive any form of consideration that such Holder would be ineligible to receive as a result of such Holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless, with respect to (I) the Series A Preferred Stock, the Requisite Series A Investors, (II) the Series B Preferred Stock, the Requisite Series B Investors, or (III) the Common Stock, the holders of at least a majority of the then issued and outstanding shares of Voting Common Stock, voting together as a separate class, in each case in respect of such series or class, elect to receive a lesser amount by written notice given to the Company at least 10 days prior to the effective date of any such Approved Sale, the aggregate consideration receivable per outstanding share of Series A Preferred Stock, Series B Preferred Stock, or Common Stock, as applicable, shall be allocated among all holders of such respective shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidation Event in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Approved Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for shares of capital stock pursuant to this Section 5.4(e) includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of such shares of capital stock, which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Company and the Board of Directors, including the Preferred Directors) of the securities which Holder would otherwise receive as of the date of the issuance of such securities in exchange for such shares of capital stock.

For the avoidance of doubt, this Section 5.4 shall not limit in any manner the ability of the Company to enter into an agreement with respect to, or consummate, a Sale Transaction on terms that do not satisfy the conditions set forth in this Section 5.4; provided, however, in the event of any such Sale Transaction, the Holders shall have no obligation pursuant to this Section 5 to take any action with respect to such Sale Transaction.

5.5                               Purchaser Representative.  In connection with an Approved Sale, the Holders who are not accredited investors (as that term is defined in Rule 501 of the Securities Act) will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Company.  If any such Holder appoints a purchaser representative designated by the Company, the Company will pay the reasonable fees of such purchaser representative, but if any such Holder declines to appoint the purchaser representative designated by the Company such Holder will appoint another purchaser representative (reasonably acceptable to the Company), and such Holder will be responsible for the fees of the purchaser representative so appointed.

6.                                      Sale of Series B Preferred Stock.  Notwithstanding anything herein to the contrary, in the event the holders of at least a majority of the issued and outstanding shares of Series B Preferred Stock, voting together as a separate class, approve in writing the terms of a sale of all of their shares of Series B Preferred Stock to a third party that is not an Investor Affiliate or otherwise affiliated with any other holder of Series B Preferred Stock at the time of such approval (a “Series B Approved Sale”), then each holder of shares of Series B Preferred Stock agrees (a) to vote all Shares at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting), as applicable, in favor of such Series B Approved Sale, and to raise no objections against the Series B Approved Sale or the process pursuant to which the Series B Approved Sale was arranged, (b) to waive any and all applicable dissenters’, appraisal or similar rights with respect to such Series B Approved Sale, (c) to sell the shares of Series B Preferred Stock then owned by such Holder on the terms and conditions of such Series B Approved Sale, and (d) to take all necessary and desirable actions in connection with the consummation of the Series B Approved Sale, including, without limitation, entering into an agreement reflecting the terms of the Series B Approved Sale, surrendering stock certificates, giving customary and reasonable representations and warranties, and executing and delivering customary certificates or other documents.  In addition, each holder of Series B Preferred Stock hereby agrees that the terms and conditions of Sections 5.2 through 5.5, inclusive, shall apply to a Series B Approved Sale as if such terms and conditions were incorporated into this Section 6 and made applicable to a Series B Approved Sale.

7.                                      Legend.  Each certificate representing Shares now owned or hereafter acquired by a Holder or issued to any person in connection with a transfer pursuant to Section 2 or Section 3 hereof shall be endorsed with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY THAT PLACES CERTAIN RESTRICTIONS ON THE TRANSFER AND VOTING OF THE SHARES.  ANY PERSON TO WHOM SHARES REPRESENTED BY THIS CERTIFICATE, OR ANY INTEREST THEREIN, ARE TRANSFERRED SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

The Holders agree that the Company may instruct its transfer agent to impose transfer restrictions on the Shares represented by certificates bearing the legend referred to above to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement.

8.                                      Termination.  Except as provided below, this Agreement shall terminate upon the earlier to occur of (i) a Liquidation Event (as defined in the Certificate), or (ii) occurrence of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act in which all then outstanding shares of Preferred Stock are converted to Common Stock (a “Qualified IPO”); provided however, that in the event of a Qualified IPO, Sections 1, 8 and 9 shall survive.

9.                                      “Market Standoff” Agreement.

9.1                               Obligation.  Each Common Holder hereby agrees that such Common Holder shall not sell or enter into any hedging or similar transaction with the same economic effect as a sale, transfer, make any short sale, or grant any option for the purchase, of any Common Stock (or other securities) of the Company held by such Common Holder (other than those included in the registration) for a period specified by the Company or representative of the underwriters of Common Stock (or other securities) of the Company not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act with respect to an initial public offering; provided, however, that, if required by such underwriter, such 180-day period shall be extended to such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 15 days prior to or after the date that is 180 days after the effective date of the registration statement relating to such offering, but in any event not to exceed 210 days following the effective date of the registration statement relating to such offering.  The foregoing agreement shall only be applicable if all officers, directors and 1% stockholders of the Company enter into similar agreements.  In addition, if the Company or the underwriters shall release any Common Stock or any other securities (the “Released Securities”) from the requirements of this Section 9.1 before the end of the period set by the Company or the underwriters, then the Common Stock of each Common Holder shall be released from the provisions of this Section 9.1 in the same proportion as the Released Securities bear to the total number of securities held by such Common Holder which were subject to this Section 9.1.  Each Common Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) to enforce the foregoing restrictions.

9.2                               Transferees to be Bound.  Each Common Holder agrees that any transferee of any shares of Common Stock shall be bound by this Section 9.

10.                               Miscellaneous.

10.1                        Governing Law.  This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

10.2                        Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (a) the Company, (b) the Requisite Investors and (c) the Common Holders holding not less than a majority of the Common Stock then held by the Common Holders, and (d) with respect to Sections 4.3(a) and 4.4(a)(i), Radius, so long as Radius owns any Series B Preferred Stock.  Any amendment or waiver effected in accordance this Section 10.2 shall be binding upon the Company, each Common Holder and each Investor, and their respective successors and assigns.

10.3                        Entire Agreement. With respect to each Common Holder, the restrictions on the transfer of Shares set forth in this Agreement are in addition to, and do not limit, the restrictions on transfer and the vesting provisions set forth in any other agreement between the Company and such Common Holder.  Furthermore, with respect to each Common Holder, any representations, warranties and covenants by each Common Holder provided under his, her or its agreement(s) with the Company pursuant to which he, she or it acquired any Shares or other securities of the Company shall be in addition to any representations, warranties and covenants made in this Agreement.  In the event there is an actual conflict between the provisions of this Agreement and the provisions of any other agreements referenced in this Section 10.3, the provisions of this Agreement shall apply.  Subject to the foregoing, this Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement.

10.4                        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (c) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (d) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.  All communications shall be sent to the Company at the address, facsimile number or electronic mail address set forth on the signature page hereof, to each Common Holder at the address, facsimile number or electronic mail address number set forth on the signature page hereto for such Common Holder and to each Investor at the address, facsimile number or electronic mail address set forth on Schedule A hereto, or at such other address, facsimile number or electronic mail address as the Company or each Common Holder or Investor may designate by 10 days’ advance written notice to the other parties hereto.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s Certificate or bylaws by (i) confirmed facsimile telecommunication to the facsimile number set forth in the exhibits to this Agreement (or to any other facsimile number for the Holder in the Company’s records), (ii) confirmed electronic mail to the electronic mail address set forth in the exhibits to this Agreement (or to any other electronic mail address for the Holder in the Company’s records),or (iii) any other form of confirmed electronic transmission (as defined in the Delaware General Corporation Law) directed to the Holder. This consent may be revoked by a Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

10.5                        Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.6                        Additional Investors; Additional Common Holders.  Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.  Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Common Stock to any party, the Company shall cause such employee to become a party to this Agreement by executing and delivering an additional counterpart signature page to this

Agreement as a “Common Holder” and such party shall be deemed a “Common Holder” hereunder.  The addition of any party to this Agreement (pursuant to this Section 10.6 or pursuant to Section 2.2(c) or Section 3.6) shall not be deemed an amendment to this Agreement and shall not require the consent of any party hereto.

10.7                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile, telecopy or other reproduction of this Agreement executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen shall be considered valid, binding and effective for all purposes.

10.8                        Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

10.9                        Specific Performance.  The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto, or to their heirs, personal representatives, successors or assigns, by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable.  If any party hereto, or his heirs, personal representatives, or successors or assigns, institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

10.10                 Voting Trust. This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.

10.11                 Interpretation.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

10.12                 Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.13                 Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.14                 Ownership.  As of the date of each Common Holder’s execution and delivery of this Agreement that occurs as of the date of this Agreement or within 90 days hereafter, such Common Holder acknowledges to the Company that (i) such Common Holder is the sole legal, beneficial and record owner of that number of shares and other securities of the Company set forth on Schedule B hereto opposite such Common Holder’s name and, subject to any restrictions set forth in the Company’s Certificate or bylaws, no other Person has any other interest (other than community property interest) in such Shares, (ii) except as set forth on such Schedule B, such Common Holder does not own of record or beneficially, any other shares or securities of the Company or rights to purchase securities of the Company, and (iii) such Common Holder does not have any knowledge that (i) there are outstanding any other shares of capital stock or securities or rights to purchase securities of the Company, except as set forth on Schedule B, or (ii) that the information set forth on Schedule B hereto is incorrect or incomplete.

10.15                 Prior Agreement.  The Prior Agreement is hereby terminated and superseded in its entirety by this Agreement.  All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, and the Company, the Investors and the Common Holders hereby agree to be bound by the provisions hereof as the sole agreement among the Company, the Investors and the Common Holders with respect to the matters set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

TABULA RASA HEALTHCARE, INC.

By:	/s/ Calvin Knowlton
Name:	Calvin Knowlton
Title:	Chief Executive Officer

Address:	110 Marter Ave., Suites 304/309/310
Moorestown, NJ 08057
Attn: Calvin Knowlton
Facsimile: 866-629-9245

[SIGNATURE PAGE TO TABULA RASA HEALTHCARE, INC.

STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

INVESTORS:

RADIUS VENTURE PARTNERS III, L.P.

By:	RADIUS VENTURE PARTNERS III, LLC,
its General Partner

	By:	/s/ Daniel C. Lubin
		Name:	Daniel C. Lubin
		Title:	Managing Member

RADIUS VENTURE PARTNERS III QP, LP

By:	RADIUS VENTURE PARTNERS III, LLC,
its General Partner

	By:	/s/ Daniel C. Lubin
		Name:	Daniel C. Lubin
		Title:	Managing Member

RADIUS VENTURE PARTNERS III (OHIO), LP

By:	RADIUS VENTURE PARTNERS III (OHIO), LLC, its General Partner

	By:	RADIUS VENTURE PARTNERS III, LLC, its Manager

	By:	/s/ Daniel C. Lubin
		Name:	Daniel C. Lubin
		Title:	Managing Member

[SIGNATURE PAGE TO TABULA RASA HEALTHCARE, INC.

STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

INVESTORS:

ORIGINATE GROWTH FUND #1 A, L.P.

By:	Originate Growth GP, LLC
its General Partner

	By:	/s/ Glen R. Bressner
		Name:	Glen R. Bressner
		Title:	Managing Partner

ORIGINATE GROWTH FUND #1 Q, L.P.

By:	Originate Growth GP, LLC
its General Partner

	By:	/s/ Glen R. Bressner
		Name:	Glen R. Bressner
		Title:	Managing Partner

[SIGNATURE PAGE TO TABULA RASA HEALTHCARE, INC.

STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

INVESTORS:

EMERALD STAGE2 VENTURES, L.P.

By:	Stage 2 Capital Venture Associates, L.P.,
Its General Partner

	By:	/s/ Bruce H. Luehrs
		Name:	Bruce H. Luehrs
		Title:	General Partner

[SIGNATURE PAGE TO TABULA RASA HEALTHCARE, INC.

STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

COMMON HOLDERS:

/s/ Calvin Knowlton
Calvin Knowlton

Address:

/s/ Orsula V. Knowlton
Orsula Knowlton

Address:

[SIGNATURE PAGE TO TABULA RASA HEALTHCARE, INC.

STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

ADDITIONAL COMMON HOLDERS:

Harry G. Hayman III and Nancy W. Hayman
Joint Tenants with Right of Survivorship
Print Name of Entity or Individual

By:	/s/ Harry G. Hayman III
(Signature)

(If entity, please print name of officer)

(If entity, please print title of officer)

Address:

[SIGNATURE PAGE TO TABULA RASA HEALTHCARE, INC.

STOCKHOLDERS AGREEMENT]

SCHEDULE A

SCHEDULE OF INVESTORS

Emerald Stage2 Ventures, L.P.
Suite 400, 4800 South 13th Street
Philadelphia, PA  19112
Attn:  Bruce H. Luehrs

Originate Growth Fund #1 Q, L.P.
205 Webster Street
Bethlehem, PA  18015
Attn:   Glen R. Bressner

Originate Growth Fund #1 A, L.P.
205 Webster Street
Bethlehem, PA  18015
Attn:  Glen R. Bressner

Radius Venture Partners III, L.P.
400 Madison Avenue
8th Floor
New York, NY 10017
Attn: Daniel C. Lubin

Radius Venture Partners III QP, L.P.
400 Madison Avenue
8th Floor
New York, NY 10017
Attn: Daniel C. Lubin

Radius Venture Partners III (Ohio), L.P.
400 Madison Avenue
8th Floor
New York, NY 10017
Attn: Daniel C. Lubin

SCHEDULE B

CAPITALIZATION

(see attached capitalization table)

TABULA RASA HEALTHCARE, INC.

AMENDMENT NO. 1 TO THE STOCKHOLDERS AGREEMENT

THIS AMENDMENT NO. 1 TO THE STOCKHOLDERS AGREEMENT (the “Amendment”), dated as of October 21, 2015, is made by and among (i) Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Company”), and (ii) those persons whose names are set forth under the heading “Investors” on the signature pages hereto.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Prior Agreement (as defined below).

WHEREAS, the Company and the Investors entered into that certain Stockholders Agreement as of June 30, 2014 (the “Prior Agreement”);

WHEREAS, the parties hereto desire to amend certain provisions of the Prior Agreement with respect to the number of authorized directors of the Company and the termination of the Prior Agreement;

WHEREAS, pursuant to Section 10.2 of the Prior Agreement, any provision therein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (a) the Company, (b) the Requisite Investors and (c) the Common Holders holding not less than a majority of the Common Stock then held by the Common Holders; and

WHEREAS, the Investors executing this Amendment constitute (a) the Requisite Investors, and (b) the Common Holders holding not less than a majority of the Common Stock held by the Common Holders, each as required to effect this Amendment in accordance with Section 10.2 of the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound, the parties hereto hereby agree as follows:

1.                                      Section 4.2 of the Prior Agreement is amended and restated as follows:

“Number of Directors.  For as long as shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, each Holder agrees to vote all Shares beneficially owned by such Holder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) to ensure that the total number of authorized directors of the Company shall not exceed nine directors.”

2.                                      Section 8 of the Prior Agreement is amended and restated as follows:

“Termination.  Except as provided below, this Agreement shall terminate upon the earlier to occur of (i) a Liquidation Event (as defined in the Certificate), or (ii) occurrence of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act in which all then outstanding shares of Preferred Stock are converted to Common Stock (a “Qualified IPO”); provided however, that in the event of a Qualified IPO, Sections 1, 8 and 9 shall survive until such obligations under Section 9 expire, upon which time this Agreement shall terminate in its entirety.”

3.                                      This Amendment shall amend and is incorporated into and made part of the Prior Agreement. To the extent any term or provision of this Amendment may be deemed expressly inconsistent with any term or provision in the Prior Agreement, the terms and provisions of this Amendment shall control.  Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Prior Agreement are hereby ratified and continue unchanged and remain in full force and effect.

4.                                      This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

5.                                      This Amendment may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Remainder of Page Intentionally Left Blank]

2

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

THE COMPANY:

TABULA RASA HEALTHCARE, INC.

By:	/s/ Calvin Knowlton
	Name:	Calvin Knowlton
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Stockholders Agreement]

INVESTORS:

RADIUS VENTURE PARTNERS III, L.P.
By:	RADIUS VENTURE PARTNERS III, LLC, its General Partner

	By:	/s/ Daniel C. Lubin
		Name:	Daniel C. Lubin
		Title:	Managing Member

RADIUS VENTURE PARTNERS III QP, L.P.
By:	RADIUS VENTURE PARTNERS III, LLC, its General Partner

	By:	/s/ Daniel C. Lubin
		Name:	Daniel C. Lubin
		Title:	Managing Member

RADIUS VENTURE PARTNERS III (OHIO), L.P.
By:	RADIUS VENTURE PARTNERS III, LLC, its General Partner

	By:	/s/ Daniel C. Lubin
		Name:	Daniel C. Lubin
		Title:	Managing Member

[Signature Page to Amendment No. 1 to Stockholders Agreement]

ORIGINATE GROWTH FUND #1 A, L.P.
By:	ORIGINATE GROWTH GP, LLC,
its General Partner

	By:	/s/ Glen Bressner
		Name:	Glen Bressner
		Title:	Managing Partner

ORIGINATE GROWTH FUND #1 Q, L.P.
By:	ORIGINATE GROWTH GP, LLC,
its General Partner

	By:	/s/ Glen Bressner
		Name:	Glen Bressner
		Title:	Managing Partner

EMERALD STAGE2 VENTURES, L.P.
By:	STAGE 2 CAPITAL VENTURE ASSOCIATES, L.P.,
its General Partner

	By:	/s/ Bruce H. Luehrs
		Name:	Bruce H. Luehrs
		Title:	General Partner

[Signature Page to Amendment No. 1 to Stockholders Agreement]

/s/ Calvin Knowlton
CALVIN KNOWLTON

/s/ Orsula Knowlton
ORSULA KNOWLTON

/s/ John Durham
JOHN DURHAM

/s/ Joann Durham
JOANN DURHAM

[Signature Page to Amendment No. 1 to Stockholders Agreement]